Exhibit 99.1

Oceaneering Reports Record Quarterly Earnings

-- Repurchases 3,000,000 Shares of Common Stock
-- Narrows 2014 EPS Guidance Range to $3.95 to $4.00
-- Initiates 2015 EPS Guidance Range of $4.10 to $4.50

October 29, 2014 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) today reported record earnings for the third quarter ended September 30, 2014. On revenue of $973.1 million, Oceaneering generated net income of $124.3 million, or $1.16 per share.

For the third quarter of 2013, Oceaneering reported revenue of $853.3 million and net income of $104.4 million, or $0.96 per share. For the second quarter of 2014, Oceaneering reported revenue of $927.4 million and net income of $110.3 million, or $1.02 per share.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,

	2014	2013	2014	2014	2013

Revenue	$973,089	$853,297	$927,407	$2,740,697	$2,392,221
Gross Margin	241,855	205,492	218,215	649,561	567,731
Income from Operations	181,918	153,736	161,311	476,091	408,363
Net Income	$124,338	$104,407	$110,295	$325,858	$278,067

Diluted Earnings Per Share (EPS)	$1.16	$0.96	$1.02	$3.01	$2.56

Sequentially, quarterly EPS was 14% higher on operating income improvements from all business segments, led by Remotely Operated Vehicles (ROV). Year over year, quarterly EPS increased by 21% on the strength of operating income improvements from Subsea Products and ROV. EPS for the first nine months of 2014 was up 18% over the comparable period in 2013.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “We achieved record EPS for the quarter, demonstrating the high level of demand we experienced for our subsea services and products. Our results were highlighted by all-time high operating income from our ROV and Subsea Products businesses.

“We remain on track to achieve record EPS for 2014. For the fourth quarter, we are projecting EPS of $0.94 to $0.99. Given this outlook and our year-to-date performance, we are narrowing our 2014 EPS guidance range to $3.95 to $4.00 from $3.95 to $4.05.

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“Compared to the second quarter of 2014, ROV operating income increased on higher global demand to support drilling and vessel-based projects and an improvement in operating margin. Our ROV days on hire for the quarter increased to a record high of over 25,200 and our operating margin improved to 31% from 28% due largely to a change in geographic operations mix, resulting in a higher average revenue per day-on-hire. During the quarter we put 14 new vehicles into service and retired five. At the end of September, we had 332 vehicles in our fleet, compared to 302 one year ago.

“Subsea Products operating income was higher due to increased demand for tooling and subsea work systems. Products backlog at quarter-end was $768 million, compared to our June 30 backlog of $850 million and $857 million one year ago.

“Subsea Projects operating income increased due to a seasonal uptick in U.S. Gulf of Mexico demand for diving services. Asset Integrity operating income improved due to activity increases in the United Kingdom and Australia, and a $2.5 million gain on the sale of a non-core operation that was part of our AGR FO acquisition in 2011. Advanced Technologies income increased due to higher profitability on vessel maintenance and engineering services for the U.S. Navy.

“During the third quarter, we repurchased 3.0 million shares of our common stock at a cost of $201 million. Year to date, we have repurchased 3.5 million shares at a cost of $237 million. The decision to repurchase our shares reflects our belief that Oceaneering’s stock has been undervalued. It also underscores our willingness to return cash to our shareholders and confidence in Oceaneering’s financial strength and future business prospects. We have 5.4 million shares remaining under our current Board of Directors share repurchase authorization. Year to date, we have spent $318 million on share repurchases and cash dividends.

“As previously announced, we reached agreement for $800 million of committed bank facilities, consisting of a $500 million five-year revolver and a $300 million three-year delayed-draw term loan, to provide us with increased financial flexibility.

“We are initiating 2015 EPS guidance with a range of $4.10 to $4.50, based on an average of 105.7 million diluted shares. While we are facing widely publicized concerns regarding the future of deepwater activity, our 2015 guidance is based on assumptions that service and product demand to perform life-of-field activities and develop new fields will be higher than in 2014 and global floating rig demand will be about the same.

“Our liquidity and projected cash flow provide us with resources to invest in Oceaneering’s growth and return cash to our shareholders, and we intend to continue doing so. We generated EBITDA of $241 million during the quarter and $645 million year to date. For 2014 and 2015, we anticipate generating EBITDA of at least $845 million and $880 million, respectively.

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“Compared to 2014, we anticipate all of our business segments will have higher operating income in 2015, notably: ROV on greater service demand to support drilling and vessel-based projects; Subsea Products on the strength of higher demand for tooling and installation and workover control system services; and Subsea Projects on growth in deepwater intervention service activity in the GOM and diving in the GOM and offshore Angola.

“For 2015 and beyond, we believe that the oil and gas industry will continue its investment in deepwater projects. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. With our existing assets and opportunities to add new assets, we are well positioned to supply a wide range of the services and products required to safely support the deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: expectation of achieving record EPS in 2014; fourth quarter EPS guidance range; revised 2014 EPS guidance range; statements about backlog, to the extent backlog may be an indicator of future revenue or profitability; belief that its stock has been undervalued; confidence in its financial strength and future business prospects; increased financial flexibility provided by its announced committed bank facilities; 2015 EPS guidance range; projected average diluted shares for 2015; assumptions regarding 2015 market demand relative to 2014; belief that its liquidity and projected cash flow provide resources to invest in the company’s growth and return cash to shareholders, and intention to continue doing so; anticipated minimum 2014 and 2015 EBITDA; anticipation that all its business segments will have higher operating income in 2015, and the basis for such increases in ROVs, Subsea Products, and Subsea Projects; belief that the oil and gas industry will continue its investment in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these risk factors, please see Oceaneering’s latest annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest expense, net, and depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of our EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedule.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 713-329-4670, investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Thursday, October 30, 2014 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

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OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

				Sep 30, 2014	Dec 31, 2013
				(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $74,592 and $91,430)				$1,558,389	$1,433,275
Net Property and Equipment				1,314,764	1,189,099
Other Assets				518,302	506,126
TOTAL ASSETS				$3,391,455	$3,128,500

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities				$725,542	$727,088
Long-term Debt				250,000	—
Other Long-term Liabilities				397,040	357,972
Shareholders' Equity				2,018,873	2,043,440
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY				$3,391,455	$3,128,500

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
	Sep 30, 2014	Sep 30, 2013	Jun 30, 2014	Sep 30, 2014	Sep 30, 2013
	(in thousands, except per share amounts)

Revenue	$973,089	$853,297	$927,407	$2,740,697	$2,392,221
Cost of services and products	731,234	647,805	709,192	2,091,136	1,824,490
Gross Margin	241,855	205,492	218,215	649,561	567,731
Selling, general and administrative expense	59,937	51,756	56,904	173,470	159,368
Income from Operations	181,918	153,736	161,311	476,091	408,363
Interest income	130	39	41	250	472
Interest expense	(677)	(851)	(398)	(1,486)	(2,167)
Equity earnings (losses) of unconsolidated affiliates	9	134	8	(19)	109
Other income (expense), net	(392)	(639)	(417)	(515)	(840)
Income before Income Taxes	180,988	152,419	160,545	474,321	405,937
Provision for income taxes	56,650	48,012	50,250	148,463	127,870
Net Income	$124,338	$104,407	$110,295	$325,858	$278,067

Weighted average diluted shares outstanding	107,407	108,783	108,421	108,180	108,703
Diluted Earnings per Share	$1.16	$0.96	$1.02	$3.01	$2.56

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION
		For the Three Months Ended			For the Nine Months Ended
		Sep 30, 2014	Sep 30, 2013	Jun 30, 2014	Sep 30, 2014	Sep 30, 2013
		($ in thousands)

Remotely Operated Vehicles	Revenue	$285,385	$254,979	$268,274	$809,478	$726,770
	Gross Margin	$98,511	$85,193	$86,685	$272,386	$241,527
	Operating Income	$88,350	$74,710	$75,825	$240,915	$209,764
	Operating Income %	31%	29%	28%	30%	29%
	Days available	30,103	27,567	29,059	87,013	80,666
	Days utilized	25,247	23,684	24,510	73,626	67,750
	Utilization %	84%	86%	84%	85%	84%

Subsea Products	Revenue	$336,745	$263,671	$327,252	$924,007	$735,692
	Gross Margin	$105,406	$80,896	$99,558	$280,093	$225,630
	Operating Income	$83,430	$61,737	$79,497	$217,443	$166,576
	Operating Income %	25%	23%	24%	24%	23%
Backlog at end of period		$768,000	$857,000	$850,000	$768,000	$857,000

Subsea Projects	Revenue	$151,560	$143,132	$136,199	$425,949	$349,782
	Gross Margin	$31,749	$33,992	$30,122	$86,280	$76,904
	Operating Income	$27,339	$30,700	$25,863	$73,739	$66,310
	Operating Income %	18%	21%	19%	17%	19%

Asset Integrity	Revenue	$134,734	$118,657	$130,229	$389,122	$358,246
	Gross Margin	$27,687	$22,094	$23,207	$72,760	$64,662
	Operating Income	$19,583	$16,373	$15,915	$49,583	$45,351
	Operating Income %	15%	14%	12%	13%	13%

Advanced Technologies	Revenue	$64,665	$72,858	$65,453	$192,141	$221,731
	Gross Margin	$7,439	$11,170	$5,597	$20,763	$39,423
	Operating Income	$2,863	$6,400	$198	$6,016	$25,241
	Operating Income %	4%	9%	—%	3%	11%

Unallocated Expenses
Gross margin expenses		$(28,937)	$(27,853)	$(26,954)	$(82,721)	$(80,415)
Operating income expenses		$(39,647)	$(36,184)	$(35,987)	$(111,605)	$(104,879)

TOTAL	Revenue	$973,089	$853,297	$927,407	$2,740,697	$2,392,221
	Gross Margin	$241,855	$205,492	$218,215	$649,561	$567,731
	Operating Income	$181,918	$153,736	$161,311	$476,091	$408,363
	Operating Income %	19%	18%	17%	17%	17%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$79,788	$105,119	$157,450	$341,276	$280,434
Depreciation and Amortization		$59,621	$50,948	$56,057	$169,029	$150,973

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	For the Three Months Ended			For the Nine Months Ended
	Sep 30, 2014	Sep 30, 2013	Jun 30, 2014	Sep 30, 2014	Sep 30, 2013
	(in thousands)

Net Income	$124,338	$104,407	$110,295	$325,858	$278,067
Depreciation and Amortization	59,621	50,948	56,057	169,029	150,973
Subtotal	183,959	155,355	166,352	494,887	429,040
Interest Income/Expense, Net	547	812	357	1,236	1,695
Provision for Income Taxes	56,650	48,012	50,250	148,463	127,870
EBITDA	$241,156	$204,179	$216,959	$644,586	$558,605

	2014 Estimates		2015 Estimates
	Low	High	Low	High
	(in thousands)		(in thousands)
Net Income	$425,000	$430,000	$435,000	$475,000
Depreciation and Amortization	225,000	230,000	240,000	250,000
Subtotal	650,000	660,000	675,000	725,000
Interest Income/Expense, Net	—	—	5,000	5,000
Provision for Income Taxes	195,000	195,000	200,000	215,000
EBITDA	$845,000	$855,000	$880,000	$945,000